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                                                                      Exhibit 16

Life Cycle Mutual Funds
Total Return Calculation Information
                             Equity         Bond         Income       Harvest
NAV-Inception                10.00          10.00        10.00        10.00
Offering-Inception           10.39          10.39        10.39        10.00
reinvest factor              0.1453         0.2186       0.2391       0.2032
NAV-7/31/96                  10.68          9.82         9.76         10.00
Offering-7/31/96             11.10          10.20        10.14        10.39
NAV Return                   8.05           0.39         -0.02        2.05
Offering Return              4.00           -3.38        -3.77        -1.79
shares o/s-inception         2,500          2,500        2,500        2,500
shares o/s-7/31/96           276,239        22,605       27,883       92,499
total income                 56,105         5,095        6,616        36,633
net expenses                 29,053         2,227        2,694        16,268
monthlyaverage daily shares  1,793,847      138,432      167,729      1,011,847
outstanding
offer price                  11.10          10.20        10.14        10.39
SEC yield                    n/a            2.38         2.87         2.69